Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104 USA

News Release	+1(215) 299-6000
fmc.com
For Release: Immediate
Media Contact: Amie Leopold
+1(215) 299-6223
Amie.Leopold@fmc.com
Investor Contact: Curt Brooks
+1.215.299.6137
Curt.Brooks@fmc.com

FMC Corporation board elects John M. Raines to Board of Directors
PHILADELPHIA, July 15, 2024 – FMC Corporation (NYSE: FMC), a leading global agricultural sciences company, today announced the election of John M. Raines to the company's Board of Directors, effective July 15, 2024. Raines will serve on the Audit and Sustainability Committees.
With a distinguished career in agriculture and consumer goods spanning over three decades, Raines brings a wealth of global experience, having led major agriculture and food businesses across all four regions of the world. Most recently, Raines served as president of Digital Agriculture and Consumer Goods at TELUS Corporation, a global technology leader, from 2021 to 2024. In this role, he harnessed digital technology to enable data-driven decision making across various sectors. Prior to TELUS, Raines held leadership positions at The Climate Corporation and Monsanto Company. He is currently the president of Paris Bancshares, Inc. and serves as a member of the Board of Directors for both TPNB Bank and Sydenstricker Nobbe Partners.
“We are pleased to welcome John to the FMC Board of Directors,” said Dr. Pierre Brondeau, FMC chairman and chief executive officer. “He brings extensive knowledge and experience as a global executive of major agriculture and food businesses. His oversight of M&A transactions and implementation of modern technology into the agriculture sector positions him to deliver substantial contributions to the board. We look forward to his engagement and insight.”
Raines commented, “I am honored to be appointed to the FMC Board. FMC has a reputation as a pioneer in crop protection and I am eager to collaborate with the board and management team to foster growth and enhance long-term shareholder value.”

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About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 6,200 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.